                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             STIFEL FINANCIAL CORP.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

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    (2)  Aggregate number of securities to which transactions applies:

-------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

    (5)  Total fee paid:

-------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

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    (2)  Form, Schedule or Registration Statement No.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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

               [CORPORATE LOGO]   STIFEL FINANCIAL CORP.
                                  500 NORTH BROADWAY
                                  ST. LOUIS, MISSOURI 63102-2188
                                  (314) 342-2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 25, 1995

To the Holders of the Common Stock of
Stifel Financial Corp.

    The Annual Meeting of Stockholders of Stifel Financial Corp., a Delaware corporation (the "Company"), will be held in the Crystal Room, 3rd Floor, Missouri Athletic Club, 405 Washington Avenue, St. Louis, Missouri, on Tuesday, April 25, 1995 at 10:00 a.m., for the following purposes:

         1.  To elect six members of the Board of Directors;

         2. To ratify the appointment of Coopers & Lybrand, L.L.P. as independent accountants for the year ending December 31, 1995; and

         3. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

    The Company's Board of Directors has fixed the close of business on March 14, 1995 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors.

                                          Mark D. Knott, Secretary

March 31, 1995
St. Louis, Missouri

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

               [CORPORATE LOGO]   STIFEL FINANCIAL CORP.
                                  500 NORTH BROADWAY
                                  ST. LOUIS, MISSOURI 63102-2188
                                  (314) 342-2000


                                 PROXY STATEMENT

                    For Annual Meeting of Stockholders to be
                         Held on Tuesday, April 25, 1995
                   Approximate Date of Mailing: March 31, 1995


                                     GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stifel Financial Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 25, 1995 at 10:00 a.m. in the Crystal Room, 3rd Floor, Missouri Athletic Club, 405 Washington Avenue, St. Louis, Missouri, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of the nominees for director proposed by the Board of Directors in Proposal I, and in favor of the ratification of the appointment of Coopers & Lybrand as the Company's independent accountants for the year ending December 31, 1995, as recommended by the Board of Directors. A stockholder who executes a proxy may revoke it at any time before it is exercised by delivering to the Company another proxy bearing a later date, by submitting written notice of such revocation to the Secretary of the Company or by personally appearing at the Annual Meeting and casting a contrary vote.

    A plurality of the votes cast is required for the election of directors. Under the General Corporation Law of the State of Delaware, an abstaining vote is not deemed to be a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors and, therefore, do not have the effect of votes in opposition. The ratification of the appointment of Coopers & Lybrand as the Company's independent accountants requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote. Abstentions on such matter will be counted for the purpose of determining the number of shares represented by proxy at the meeting for such matter, and shall therefore have the same effect as if such shares were voted against such ratification. Broker "non-votes" will be treated as not represented at the meeting as to the ratification of Coopers & Lybrand for purposes of determining the number of votes needed for approval.

    A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The close of business on March 14, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each outstanding share of the Company's common stock, $0.15 par value ("Common Stock"), is entitled to one vote. On March 15, 1995, there were outstanding and entitled to vote 4,198,780 shares of the Common Stock.


Ownership of Directors, Nominees and Executive Officers

    The following table sets forth information regarding the amount of the Common Stock beneficially owned, as of March 15, 1995, by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group:


Name                                        Beneficially Owned <F1>  Class <F1>
------------------------------------------  -----------------------  ----------

George H. Walker III .....................       390,507 <F2><F3>       9.24%
Gregory F. Taylor ........................        71,498 <F2><F4>       1.70%
Mark D. Knott ............................        61,470 <F2>           1.46%
John J. Goebel ...........................        16,206 <F2><F3>        <F5>
Rick E. Maples ...........................        12,468 <F2><F6>        <F5>
James M. Oates ...........................         9,988 <F2>            <F5>
Belle A. Cori ............................         6,945 <F2>            <F5>
Richard F. Ford ..........................         6,945 <F2>            <F5>
Robert E. Lefton .........................         6,615 <F2>            <F5>
Gerald M. Cole ...........................         2,579 <F2>            <F5>
Charles R. Hartman .......................         1,000 <F2>            <F5>
Charles A. Dill ..........................             0                 <F5>
Directors and Executive Officers
  as a Group (15 persons).................       612,228 <F1><F2>      14.24%

---------------

<F1>     Shares issuable upon exercise of options included herein were deemed to be outstanding for purposes of calculating the percentage of outstanding shares for each person holding such options but were not deemed to be outstanding for the purpose of calculating the percentage of outstanding shares for any other person.

<F2>     Includes the following shares which such persons and group have the right to acquire within the 60 days after March 15, 1995 upon the exercise of stock options: Mr. Walker -- 28,936, Mr. Taylor -- 12,809, Mr. Knott -- 18,518, Mr. Goebel -- 5,788, Mr. Maples -- 3,705, Mr.
         Oates -- 5,788, Ms. Cori -- 5,788, Mr. Ford -- 5,788, Mr. Lefton --
         5,512, Mr. Cole -- 1,575, and directors and executive officers as a group -- 101,489 and also includes the following shares allocated to such persons and group under the Stifel, Nicolaus Stock Ownership Plan and Trust: Mr. Walker -- 4,483, Mr. Maples -- 647, Mr. Knott -- 593, Mr. Taylor -- 601, and directors and executive officers as a group -- 10,304.

<F3>     Includes 9,261 shares held by the George Herbert Walker Foundation as to which Messrs. Goebel and Walker, as trustees, share voting power.

<F4>     Excludes 1,388 shares owned separately by Mr. Taylor's wife and children; Mr. Taylor disclaims that he is the beneficial owner of such shares.

<F5>     Shares beneficially owned do not exceed one percent of the outstanding shares of Common Stock.

<F6>     Includes 2,315 shares of Common Stock awarded to Mr. Maples which he holds subject to restrictions which will lapse on August 31, 1995, provided that he remains in the employ of the Company.


Ownership of Certain Beneficial Owners

    On March 15, 1995, the following persons were the only persons known to the Company to be beneficial owners of more than five percent (5%) of the Common
Stock:


                                             Shares Beneficially Owned
             Name and Address                   as of March 14, 1995    Percent
-------------------------------------------  -------------------------  -------

AEGON USA, Inc.............................         1,286,058 <F1>       23.54%
  4333 Edgewood Road N.E.
  Cedar Rapids, Iowa 52499

Heartland Advisors, Inc....................           522,375 <F2>       12.44%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202

George H. Walker III.......................           390,507 <F3>        9.24%
  500 North Broadway
  St. Louis, Missouri 63102

John Latshaw...............................           271,483 <F4>        6.47%
  3 Dunford Circle
  Kansas City, Missouri 64113

---------------

<F1>     Five subsidiaries of AEGON USA, Inc. are the holders of $10,000,000 aggregate principal amount of the Company's 11.25% Senior Convertible Notes Due September 1, 2000 (the "Notes"). The shares shown are the shares issuable upon conversion of the Notes which are convertible into shares of Common Stock at any time prior to maturity. The conversion price is subject to adjustment in certain events and is currently $7.78 per share. Such shares are not currently outstanding but were deemed to be outstanding for purposes of calculating the percentage of outstanding shares held by AEGON USA, Inc.

<F2>     The information shown is based on a Schedule 13G, dated February 15,
         1995 of Heartland Advisors, Inc. The number of shares reflected on the Schedule 13G as of December 31, 1994, has been adjusted to reflect the five percent stock dividend distributed by the Company on February 24, 1995. This Schedule 13G indicates that Heartland Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has no power to vote or direct the vote of any of the shares, but has the sole power to dispose of or to direct the disposition of all of the shares.

<F3>     See notes 1, 2 and 3 to the preceding table.

<F4>     The information shown is based on Amendment No. 3 to the Schedule 13D, dated June 29, 1993, of Mr. Latshaw and Latshaw Enterprises, Inc. ("Laten"), a Delaware corporation of which Mr. Latshaw is Chairman of the Board and Chief Executive Officer. The number of shares reflected on Amendment No. 3 to the Schedule 13D has been adjusted to reflect the stock dividends distributed by the Company on October 29, 1993 and February 24, 1995. Amendment No. 3 to the Schedule 13D indicates Mr. Latshaw is the beneficial owner of 66% of Laten's shares.The information in such Schedule 13D indicates that Mr. Latshaw has the sole power to vote, or to direct the vote, and the sole power to dispose of, or to direct the disposition of, the shares owned by him, and shares with Laten the power to vote, or to direct the vote, and the power to dispose of, or direct the disposition of, the shares owned by Laten.


    Scattered Corp., a broker-dealer incorporated in the State of Illinois, filed an Amendment No. 1 to a Schedule 13D, dated January 19, 1995, reporting that as of January 10, 1995, it owned 197,600 shares (or 5.11%) of the Company's Common Stock. Subsequent to the filing of such Schedule 13D, the number of outstanding shares of the Company's Common Stock increased as a result of the issuance of shares from treasury stock pursuant to the Employee Stock Purchase Plan and the exercise of stock options. Consequently, the number of shares that Scattered Corp. reported that it owns, adjusted to 207,480 to reflect the five percent stock dividend distributed by the Company on February 24, 1995, represented 4.94% of the Company's Common Stock as of
March 15, 1995.


                        PROPOSAL I: ELECTION OF DIRECTORS

    In accordance with the by-laws of the Company, the Board of Directors has fixed the number of directors at ten directors, divided into three classes of four, three and three directors, with the terms of office of each class ending in successive years. The Board of Directors has nominated Charles A. Dill, Richard F. Ford and John J. Goebel for election as directors to hold office until the 1997 Annual Meeting of Stockholders and Robert E. Lefton, James M. Oates and George H. Walker III for election as directors to hold office until the 1998 Annual Meeting of Stockholders and, in each case, until their respective successors are elected and qualified in the class to which such director is assigned or until their earlier death, resignation or removal. Mark D. Knott, a director whose term will expire at the 1995 Annual Meeting, has decided not to stand for reelection. DeWayne R. Von Feldt, whose term as director was to end at the 1996 Annual Meeting, resigned as an officer and member of the Board of Directors of the Company during 1994. Accordingly, the

Board will have two vacancies. The Board has not determined at this time whether to fill the vacancies or to reduce the number of directors. Pursuant to the Company's Certificate of Incorporation, a majority of the directors in office may fill any vacancy until the next election of the class for which such director has been chosen. Proxies cannot be voted for more than three nominees in each class.

    Shares represented by your proxy will be voted in accordance with your direction as to the election as directors of the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted FOR such election. In the event any of the persons listed as nominees becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the balance of those named.

    Certain information with respect to each of the nominees and each of the continuing directors is set forth below, including any positions they hold with the Company and its principal subsidiary, Stifel, Nicolaus & Company, Incorporated ("Stifel, Nicolaus").

                                                                                                Served as
                                                                                                 Director
                                                                Positions or Offices           Continuously
                      Name                       Age   with the Company and Stifel, Nicolaus      Since
-----------------------------------------------  ---   -------------------------------------   ------------

NOMINEES FOR TERM ENDING IN 1997
Charles A. Dill                                  55    None                                        --
Richard F. Ford                                  58    None                                        1984
John J. Goebel                                   65    None                                        1987

NOMINEES FOR TERM ENDING IN 1998
Robert E. Lefton                                 63    None                                        1992
James M. Oates                                   48    None                                        1986
George H. Walker III                             64    Chairman of the Board of the Company
                                                       and Stifel, Nicolaus                        1981

DIRECTORS WITH TERMS ENDING IN 1996
Belle A. Cori                                    57    None                                        1990
Gregory F. Taylor                                45    President and Chief Executive Officer       1988
                                                       of the Company and Stifel, Nicolaus


    The following are brief summaries of the business experience during the past five years of each of the nominees for election as a director of the Company and the other directors whose terms of office as directors will continue after the Annual Meeting, including, where applicable, information as to the other directorships held by each of them.


Nominees

    Charles A. Dill has been the President, Chief Executive Officer and a director of Bridge Information Systems, Inc., a company providing online information and trading services, since 1991. From 1988-1990 Mr. Dill was President and Chief Operating Officer of AVX Corporation; prior thereto, he was a senior vice president with Emerson Electric Co. Mr. Dill is a director of ZOLTEK, Inc. and Kennedy Capital Management.

    Richard F. Ford is a Managing General Partner of the management companies which act as a General Partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P., and Gateway Partners, L.P., private venture capital funds formed in 1984, 1987, 1990 and 1994, respectively.

    John J. Goebel has been a partner in the law firm of Bryan Cave since 1966 and has been associated with that firm since 1956.

    Robert E. Lefton, Ph.D. has been President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, since 1958. Dr. Lefton is a director of Allied Healthcare Products, Inc. and Greenfield Industries.

    James M. Oates is Managing Director of The Wydown Group, a consulting firm that specializes in start-ups, turn-arounds and defining growth strategies. From 1986 to 1994, Mr. Oates, was President and Chief Executive Officer of Neworld Bancorp, Boston, Massachusetts, a state chartered stock savings bank. Mr. Oates is a director of Phoenix Financial Corporation and Govett World Wide Opportunity Funds.

    George H. Walker III joined Stifel, Nicolaus in 1976, became President of Stifel, Nicolaus in December, 1978, and became Chairman of Stifel, Nicolaus in July, 1982. From the time of the organization of the Company in 1981 Mr. Walker has served as its Chairman of the Board and, until October 26, 1992, Mr. Walker served as its President and Chief Executive Officer. Mr. Walker is a director of Laclede Steel Company, Laidlaw Corp. and EAC Corporation. He is active in various community activities and is a former Chairman of Downtown St. Louis, Inc. and Webster University. He currently is Chairman of the Missouri Historical Society and a trustee of Webster University.

    The Board of Directors recommends a vote FOR the election of each of the nominees for director of the Company.


Continuing Directors

    Belle A. Cori has been Chairman of Eau Claire Mattress Manufacturing Corporation, a mattress manufacturer, since 1991 and, prior thereto, she was President of such corporation. Ms. Cori was a Vice President and Manager of the Business Service Department of Boatmen's Trust Company from 1980 until 1986 and she was Vice President, Investment and Trust Planning, of Boatmen's Trust Company from 1986 to 1989.

    Gregory F. Taylor was branch manager of Stifel, Nicolaus' Chicago branch from October, 1985 until July, 1988. He became Executive Vice President and Director of National Sales and Marketing of Stifel, Nicolaus in July, 1988, Chief Operating Officer in November, 1991 and President and Chief Executive Officer as of October 26, 1992. He was elected a Vice President of the Company in October, 1991 and President and Chief Executive Officer as of October 26, 1992.

Board of Directors and Committees

    During the year ended December 31, 1994, the Board of Directors of the Company met 8 times, including both regularly scheduled and special meetings. During such year all of the incumbent directors attended at least 75% of all meetings held by the Board of Directors and all committees on which they serve.

    The standing committees of the Board of Directors are the Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating Committee.

    Executive Committee. Messrs. Walker (Chairman), Taylor, Goebel and Oates are members of the Executive Committee. Except to the extent limited by law, the Executive Committee has all the authority of the Board of Directors. The Executive Committee met one time during the year ended December 31, 1994.

    Audit Committee. Messrs. Oates (Chairman) and Ford and Ms. Cori are members of the Audit Committee. The functions of the Audit Committee are to monitor and assess the adequacy of systems and procedures for providing reliable financial statements of the Company and its subsidiaries, as well as suitable internal financial controls, to review and approve the scope and performance of the independent external and internal auditors' work, and to make such recommendations as it deems necessary to the Board of Directors regarding the Company's financial statements, financial controls and related matters. The Audit Committee met four times during the year ended December 31, 1994.

    Compensation Committee. Messrs. Lefton (Chairman) and Goebel and Ms. Cori are members of the Compensation Committee. The functions of the Compensation Committee are to recommend salary and bonus levels for the senior officers of the Company and its subsidiaries and to administer the Company's employee stock plans. The Compensation Committee met four times during the year ended
December 31, 1994.

    Finance Committee. Messrs. Ford (Chairman), Lefton and Oates are members of the Finance Committee. The functions of the Finance Committee are to review and monitor the consolidated financial condition of the Company. The Finance Committee met two times during the year ended December 31, 1994.

    Nominating Committee. Messrs. Walker (Chairman), Lefton, Oates, and Goebel are members of the Nominating Committee. The function of the Nominating Committee is to identify, evaluate and select potential director nominees. The Nominating Committee did not meet during the year ended December 31, 1994.

    Compensation of Directors. Non-employee directors are paid annual compensation at a rate of $15,000 for attendance at Board of Directors and $250 for attendance at Committee meetings and are reimbursed for expenses incurred in attending such meetings. In addition, Messrs. Ford, Oates and Lefton received $3,000 each for special committee work during the second quarter of 1994. Directors who are employees do not receive any compensation for service as directors, but the Company pays their expenses for attendance at Board meetings.


                             EXECUTIVE COMPENSATION

    For the year ended December 31, 1994, the five-month transition period from July 31, 1993 to December 31, 1993 ("Transition Period"), and the fiscal years ended July 31, 1993 and July 31, 1992 the following table presents summary information concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers for the year ended December 31, 1994 for services rendered to the Company and it subsidiaries.

                                          SUMMARY COMPENSATION TABLE

                                   Annual Compensation                 Long Term Compensation
                                   -------------------                -------------------------
                                                        Other Annual   Restricted                 All Other
                                               Bonus    Compensation     Stock                   Compensation
Name and Principal Position  Year  Salary ($)  ($)<F1>  ($)<F2><F3>    Awards ($)   Options (#)    ($)<F2>
---------------------------  ----  ----------  -------  ------------  ------------  -----------  -----------

Gregory F. Taylor <F4>       1994     175,000      -0-            --     -0-                -0-    1,110 <F5>
  President and Chief        1993T     72,917   58,000        50,314     -0-                -0-    1,469 <F6>
  Executive Officer of       1993     175,000  274,400        27,150     -0-                -0-    4,162 <F7>
  the Company and            1992     166,667  225,100            --     -0-                -0-       --
  Stifel, Nicolaus

Gerald M. Cole <F8>          1994     180,000  120,000            --     -0-                -0-   15,863 <F5>
  President and Chief        1993T         --       --            --     --                  --       --
  Operating Officer of       1993          --       --            --     --                  --       --
  Stifel Asset Management    1992          --       --            --     --                  --       --
  and Senior Vice President
  of Stifel, Nicolaus

Rick E. Maples <F9>          1994     140,000   98,048            --     -0-                -0-    8,285 <F5>
  Senior Vice President      1993T     55,833  203,227            --     -0-                -0-    1,469 <F6>
  of Stifel, Nicolaus        1993     121,667  467,996            --  33,125 <F11>          -0-   11,890 <F7>
                             1992          --       --            --      --                 --       --

Charles R. Hartman <F10>     1994      82,991   81,250            --     -0-             15,750   36,276 <F5>
  Senior Vice President      1993T         --       --            --      --                 --       --
  of Stifel, Nicolaus        1993          --       --            --      --                 --       --
                             1992          --       --            --      --                 --       --

George H. Walker III <F12>   1994     150,000      -0-            --     -0-                -0-      -0-
  Chairman of the Board      1993T     62,500   41,000        50,314     -0-                -0-      841 <F6>
  of the Company and         1993     150,000  174,000        27,150     -0-                -0-    2,421 <F7>
  Stifel, Nicolaus           1992     181,250  300,200            --     -0-                -0-       --

---------------

<F1>     Represents bonuses paid under the executive compensation plans described in the Compensation
         Committee Report on Executive Compensation set forth elsewhere in this Proxy Statement.

<F2>     In accordance with the transitional provisions of the rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts under "Other Annual Compensation" and "All Other
         Compensation" are excluded for the Company's 1992 fiscal year.





<F3>     The named executive officers received certain perquisites in 1994, the Transition Period and fiscal
         1993, the amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus. The amounts reflected for Messrs. Taylor and Walker represent tax reimbursement payments in connection with restricted stock awards granted prior to fiscal 1992.

<F4>     Mr. Taylor has served as President and Chief Executive Officer of the Company and Stifel, Nicolaus
         since October 1992; prior thereto he served as Vice President of the Company and Executive Vice
         President and Chief Operating Officer of Stifel, Nicolaus.

<F5>     The Company contributed $250 to the Profit Sharing Plan and $860 to the Employee Stock Purchase
         Plan for each of Messrs. Taylor, Cole and Maples.  The Company reimbursed Mr. Cole $14,753 for commuting expenses. The Company paid $36,276 in moving expenses for Mr. Hartman.  The Company paid a premium of $7,175 on behalf of Mr. Maples for a life insurance policy.

<F6>     The Company contributed $724 to the Employee Stock Ownership Plan and $117 to the Profit Sharing Plan
         for each of the named executive officers.  The Company contributed $628 each for Messrs. Taylor and
         Maples toward the purchase of the Company's common stock under the Employee Stock Purchase Plan.

<F7>     The Company contributed $2,171 to the Employee Stock Ownership Plan for each of the named executive officers. Contributions by the Company to the Profit Sharing Plan were as follows: Mr. Taylor
         ($1,206), Mr. Maples ($1,759) and Mr. Walker ($250). The Company contributed $785 for each of Messrs.
         Taylor and Maples towards the purchase of the Company's common stock under the Employee Stock
         Purchase Plan. The Company paid a premium of $7,175 on behalf of Mr. Maples for a life insurance policy.

<F8>     Mr. Cole has served as Director of Investment Services of Stifel, Nicolaus since November 1993; prior thereto he was not employed by the Company or Stifel, Nicolaus.

<F9>     Prior to the date of his appointment to his current position in fiscal 1993, Mr. Maples was not an executive officer of the Company.

<F10>    Mr. Hartman has served as General Counsel to Stifel, Nicolaus since June, 1994; prior thereto he was not employed by the Company or Stifel, Nicolaus.

<F11>    On October 7, 1992, Mr. Maples was granted 5,000 shares of restricted stock, at which time the closing price of the Company's Common Stock was $6.625 per share. As of the end of 1995, the aggregate restricted stock holdings of Mr. Maples consisted of 5,000 shares worth $50,625 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. The amount reported in the Table represents the market value of the shares at the date of grant ($6.625 per share) determined in the same manner. The restrictions on
         3,000 of Mr. Maples' restricted stock lapsed on August 31, 1993 and 1994, and restrictions on the remaining shares will lapse on August 31, 1995. Mr. Maples is entitled to receive dividends on the restricted shares.

<F12>    Until October 1992, Mr. Walker also served as President and Chief Executive Officer of the Company
         and Stifel, Nicolaus.


    The following tables presents certain information concerning stock options granted to the named executive officers during the year ended December 31, 1994, and year-end stock option values. No stock options were exercised by the named executive officers during the year ended December 31, 1994.

                                          OPTION GRANTS IN LAST YEAR
                               Individual Grants                                    Potential Realizable Value
--------------------------------------------------------------------------------    at Assumed Annual Rates of
                                     % of Total                                      Stock Price Appreciation
                                   Options Granted  Exercise or                        for Option Term <F1>
                        Options     to Employees    Base Price                      --------------------------
       Name           Granted (#)      in Year      (per share)  Expiration Date         5%            10%
--------------------  -----------  ---------------  -----------  ---------------    ------------  ------------

Gregory F. Taylor          0              0.00%            --           --                    --            --
Gerald M. Cole             0              0.00%            --           --                    --            --
Rick E. Maples             0              0.00%            --           --                    --            --
Charles R. Hartman    15,750 <F2>        32.85%         $6.79        07/19/2004          $67,216      $170,338
George H. Walker III       0              0.00%            --           --                    --            --

---------------

<F1>     The amounts shown under these columns are the result of calculations assuming 5% and 10% annual price appreciation rates over the ten year term of the options as required by the Securities and Exchange
         Commission and are not intended to forecast future appreciation of the stock price of the Company's
         Common Stock.  The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

<F2>     This option was granted on July 19, 1994 in connection with the recruitment of Mr. Hartman as an executive officer of the Company and one-forth of the option becomes exercisable each year beginning
         July 19, 1995.  The original grant of 15,000 shares and the option exercise price have been adjusted to reflect the five percent stock dividend distributed on February 24, 1995.


                              YEAR-END OPTION VALUE
                       Total Number of Shares for
                       which Unexercised Options   Total Value of Unexercised,
                                held at            In-the-Money Options held at
        Name               December 31, 1994          December 31, 1994 <F1>
---------------------  --------------------------  ----------------------------
                       Exercisable  Unexercisable  Exercisable    Unexercisable
                       -----------  -------------  -------------  -------------

Gregory F. Taylor           12,809              0         $2,877             $0
Gerald M. Cole               1,575          4,725             $0             $0
Rick E. Maples               3,705              0         $1,970             $0
Charles R. Hartman               0         15,750             $0             $0
George H. Walker III        28,937              0         $9,379             $0

---------------

<F1>     Based on the closing price of the Company's Common Stock on
         December 31, 1994 (as adjusted for the five percent stock dividend distributed on February 24, 1995.


Employment Agreements

    The Company and George H. Walker III entered into an Employment Agreement as of August 21, 1987 and a First Amendment to Employment Agreement as of December 2, 1991, which provides for the employment of Mr. Walker by the Company at a base salary as established from time to time by the Board of Directors, but not less than $150,000 per annum. Mr. Walker is also eligible to participate in all incentive compensation plans and other employee benefits provided to senior executive officers.

    The term of employment is to December 31, 1996; provided, however, that on December 31, 1995, and on each December 31 thereafter, the term shall be automatically extended for one additional year unless, prior to such December 31, the Board elects not to extend. The Agreement, as amended, also provides that Mr. Walker will provide consulting and advisory services to the Company for a period of two years following the termination date of his employment for a fee of $75,000 per annum and contains a one year non-competition covenant following the end of his consulting period.

    The obligations of the Company under Mr. Walker's Agreement will terminate upon the death or (except as described below) resignation of Mr. Walker, except that, if his employment is terminated by reason of death or disability, payments will continue in accordance with the Company's regular policies. If Mr. Walker's employment is terminated by the Company for any other reason (other than a "Good Cause Event" defined in the Agreement) or if he resigns within one year after a Change of Control (as defined below), the Company will:
(a) continue his insurance benefits and (b) pay him a lump sum payment equal to the total of the present value of monthly payments equaling 1/12 of his current compensation (including bonus and incentive compensation payments) at the date of termination payable over the remaining term of the Agreement, but not less than one year, or three years in the event of his resignation, or a termination by the Company in breach of the Agreement, after a Change in Control. Such payments are subject to reduction to the extent they exceed the amounts deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

    "Change of Control" is defined in Mr. Walker's Agreement as (a) the acquisition, in one or a series of transactions by a person or group of persons acting in concert, of beneficial ownership in more than 25% of the outstanding voting stock of the Company, (b) the receipt of proxies for the election of directors in opposition to management's nominees which aggregate more than 40% of the outstanding voting stock, or (c) the sale or issuance of such number of shares of voting stock of the Company for consideration other than cash in any transaction or series of related transactions which constitutes more than 25% of the outstanding voting power of the Company after giving effect to such issuance or sale.

    The Company and Gregory F. Taylor entered into an Employment Agreement as of July 26, 1993 which provides for the employment of Mr. Taylor by the Company at a base salary as established from time to time by the Board of Directors, but not less than $175,000 per annum. Mr. Taylor is also eligible to participate in all incentive compensation plans and other employee benefits provided to senior executive officers.

    The term of employment in Mr. Taylor's Agreement is to July 31, 1996; provided, however, the obligations of the Company under the Agreement will terminate upon the death or (except as described below) resignation of Mr. Taylor, except that, if his employment is terminated by reason of death or disability, payments will continue in accordance with the Company's regular policies. If Mr. Taylor's employment is terminated by the Company for any other reason (other than a "Good Cause Event" defined in the Agreement) or if he resigns within one year after a Change of Control (as defined below), the Company will: (a) continue his insurance benefits and (b) pay him a lump sum payment equal to the total of the present value of monthly payments equaling 1/12 of his current compensation (including bonus and incentive compensation payments) at the date of termination payable over the remaining term of the Agreement, but not less than one year. Such payments are subject to reduction to the extent they exceed the amounts deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

    "Change of Control" is defined in Mr. Taylor's Agreement as (a) the acquisition, in one or a series of transactions by a person or group of persons acting in concert, of beneficial ownership in more than 25% of the outstanding voting stock of the Company, (b) the receipt of proxies for the election of directors in opposition to management's nominees which aggregate more than 40% of the outstanding voting stock, (c) the sale or issuance of such number of shares of voting stock of the Company for consideration other than cash in any transaction or series of related transactions which constitutes more than 25% of the outstanding voting power of the Company after giving effect to such issuance or sale, (d) the sale or other transfer of 50% or more of the capital stock of Stifel, Nicolaus or (e) the sale or other transfer of all or substantially all of the assets of the Company or Stifel, Nicolaus.

    Stifel, Nicolaus and Charles R. Hartman entered into a letter agreement on May 23, 1994 which provides for the employment of Mr. Hartman at a base salary of $150,000 per annum. Mr. Hartman is eligible to participate in the executive bonus pool and, for fiscal 1994 and 1995, his bonus payment has been guaranteed to be no less than $150,000 (pro rated for that portion of each year actually employed). He was also provided a relocation allowance of $36,276, a $50,000 interest-bearing line of credit due June 30, 1995, a $75,000 loan which is forgivable over a five year period if he continues employment with Stifel, Nicolaus, and options to purchase 15,750 shares of Common Stock of the Company. Mr. Hartman is also eligible to participate in all other employee benefits provided to senior executive officers.

    If Mr. Hartman leaves employment for any reason other than his voluntary resignation or termination by Stifel, Nicolaus for gross negligence or grievous intentional misconduct, Stifel, Nicolaus will continue his salary, bonus and benefit program entitlements until December 31, 1995, or until such time as he accepts other employment, if sooner.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for the year ended December 31, 1994:

Executive Officer Compensation Policies and 1994 Results

    The Compensation Committee of the Board of Directors administers the Company's executive officer compensation programs, consisting primarily of base salary and performance-based annual bonuses. In addition, the Committee has the discretion to grant restricted stock awards and stock options. The Committee believes it has established compensation policies for the Company's executive officers that will attract and retain talented individuals and reward productivity and profitability.

    Salaries and salary adjustments for executive officers are based on the responsibilities, performance and experience of each executive. Traditionally, the Company has paid modest salaries relative to comparable executive positions at other publicly held companies and relied on an annual bonus program to fairly compensate and motivate executives. At several meetings during 1994, the Compensation Committee reviewed compensation levels of executive officers of publicly-held regional brokerage firms in connection with its evaluation of the Company's overall compensation programs. The Compensation Committee intends to make such review a regular process of its responsibilities.

    Messrs. Taylor, Cole, Hartman and Walker participate in the executive bonus pool program. Over the last several years, the Compensation Committee has modified this annual bonus program by introducing a formula based approach and eliminating the discretion related to annual bonuses. Under the 1994 executive bonus program, bonuses would have been paid if pre-tax income for the Company exceeded a specified level and certain performance-based factors, such as targets for return on revenues and return on stockholders' equity, were satisfied. As a result of Company-wide performance in 1994, no bonuses were paid to Mr. Taylor or Mr. Walker. In addition, no bonuses would have been paid to Messrs. Cole and Hartman, except that in connection with their recruitment as executive officers of the Company, the Company agreed to guarantee Mr. Cole's and Mr. Hartman's 1994 bonus payments at no less than $120,000 and $150,000 (prorated for that portion of the year actually employed by the Company), respectively. Mr. Hartman's 1995 bonus has also been guaranteed at no less than the same level. Mr. Maples participates in a bonus pool for the Company's financial institutions group of the corporate finance group and the balance of the corporate finance group. This pool receives a variable percentage of pre-tax, "after allocation," income of the corporate finance group business unit. Individual percentages with respect to this bonus pool are determined by the director of the business unit, subject to the approval of the Chief Executive Officer.

    In addition, Messrs. Walker and Taylor have employment agreements and Mr. Hartman has a letter agreement. The principal terms of such agreements have also been described above under "Executive Compensation -- Employment Agreements". The employment agreements with Messrs. Walker and Taylor and the letter agreement with Mr. Hartman were each approved by the entire Board of Directors.

    While the Committee believes that the Company's various annual bonus programs and employment agreements will reinforce the importance of long-term values for the Company's stockholders, the Committee also seeks to promote the identity of long-term interests between the Company's executive officers and its stockholders with occasional grants of restricted stock and stock options. Many of the Company's key executive officers currently own significant shares of the Company's common stock and, as a result, stock options and restricted stock grants have been used sparingly.

Chief Executive Officer

    On October 26, 1992, Mr. Taylor was named Chief Executive Officer of the Company succeeding Mr. Walker, who remains as Chairman of the Board of Directors. Mr. Taylor previously served as Vice President of the Company and Executive Vice President and Chief Operating Officer of Stifel, Nicolaus. On July 26, 1993, the Company and Mr. Taylor entered into an employment agreement which is described above under "Executive Compensation -- Employment Agreements". For 1994, Mr. Taylor's salary remained fixed at the level established in July 1993. As noted above, as a result of Company performance in 1994, Mr. Taylor received no bonus with respect to 1994.

                                  1994 Compensation Committee

                                  Robert E. Lefton, Chairman
                                  Belle A. Cori
                                  John J. Goebel

                                PERFORMANCE GRAPH

    The following graph sets forth a comparison of the Company's cumulative total stockholder return (assuming investment of $100 and reinvestment of dividends) from December 1989 through December 31, 1994, with the cumulative total return for the same period measured by the Standard & Poor's 500 Composite Index and, as a peer group, the Lipper Analytical Regional Index, an index of publicly traded regional brokerage firms.

                               [PERFORMANCE GRAPH]

                                                    December 31
                                 ----------------------------------------------
                                  1989    1990    1991    1992    1993    1994
                                 ------  ------  ------  ------  ------  ------

Stifel Financial Corp.             100      60     123     127     185     117
S&P 500 Index                      100      97     126     136     149     151
Lipper Regional                    100      82     216     241     317     268


Compensation Committee Interlocks and Insider Participation

    During the year ended December 31, 1994, the Compensation Committee was composed of Messrs. Goebel and Lefton and Ms. Cori, none of whom served as an officer or employee of the Company or any of its subsidiaries.

    John J. Goebel is a partner in the law firm Bryan Cave, which renders legal services to the Company and its subsidiaries.

    Robert E. Lefton, Ph.D. is the President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, which renders services for the Company and its subsidiaries.


                              CERTAIN TRANSACTIONS

    Certain officers, directors and nominees for director of the Company maintain margin accounts with Stifel, Nicolaus pursuant to which Stifel, Nicolaus may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features.

    Richard F. Ford is a General Partner of the management companies which act as the General Partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P. ("Gateway Funds"), private venture capital funds formed in 1984, 1987, 1990 and 1994, respectively. The Company and Stifel Venture Corp., a subsidiary of the Company, are also General Partners of the management companies. At December 31, 1994, the Company's carrying value of these investments was approximately $530,000 with a commitment to contribute $402,922 to the Gateway Funds. Additionally, at December 31, 1994, the Company had a receivable of $100,000 which was advanced for organizational costs of Gateway Partners, L.P.

Mr. Ford also provided consulting services to the Company during the year ended December 31, 1994.

    Mr. Dill is a director and secretary of a company for which Stifel, Nicolaus has been engaged in connection with a private placement of equity securities.


                                  PROPOSAL II:
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, upon the recommendation of its Audit Committee, has determined to appoint Coopers & Lybrand, L.L.P. as the Company's independent accountants for the year ending December 31, 1995. A resolution will be presented at the meeting to ratify the appointment of Coopers & Lybrand, L.L.P.

    The Company has been advised that a representative of Coopers & Lybrand, L.L.P. will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

    The Board of Directors recommends a vote FOR ratification of the appointment of Coopers & Lybrand, L.L.P. as the Company's independent accountants for the year ending December 31, 1995.


                              STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company by December 1, 1995, for inclusion in the Company's Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

                                  MISCELLANEOUS

    The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They may also be solicited by officers and regular employees of the Company and its subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

    Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.

                                      By Order of the Board of Directors,

                                      MARK D. KNOTT, Secretary

March 31, 1995
St. Louis, Missouri

                                    APPENDIX
                                  FORM OF PROXY

                                     [FRONT]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints George H. Walker III and Mark D. Knott or either one of them, as Proxies, each with the power to appoint a substitute and hereby authorizes each to represent the undersigned and to vote as designated below all the shares of common stock of Stifel Financial Corp. entitled to be voted by the undersigned at the annual meeting of stockholders to be held on April 25, 1995 and any adjournment thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

1.  ELECTION OF DIRECTORS:

    [ ] FOR all nominees listed below (except as marked below)
    [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

     INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
           STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW

                           For term expiring in 1997:
               Charles A. Dill, Richard F. Ford and John J. Goebel
                           For term expiring in 1998:
            Robert E. Lefton, James M. Oates and George H. Walker III

                                     [BACK]

2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. as independent public accountants of the Company.

    [ ] For     [ ] Against     [ ] Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

    The undersigned acknowledges receipt of the 1995 Annual Report to Stockholders and the Notice of the Annual Meeting and the Proxy Statement. Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

             [ ] PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN
                 PERSON.

             SIGN HERE ________________________________________________________
                       (Please sign exactly as name appears herein)

             SIGN HERE ________________________________________________________
                       Executors, administrators, trustees, etc. should so indicate when signing

                       DATED ______________________________________